John Hancock Financial Services, Inc.
Bond and Corporate Finance Group
Food and Commodity Team

128 South Tryon Street Suite 880 Charlotte, NC 28202 (704) 377-2653 Fax: (704) 377-8545 E-mail: kwarlick@jhancock.com Website:http://food.jhancock.com
Kenneth L. Warlick Managing Director

September 22, 2006

Mr. Rick Cogdill
Chief Financial Officer
Pilgrim's Pride Corporation
4845 US Hwy 271 North
Pittsburg, TX 75686

RE - Gold Kist Consent Agreement

Mr. Cogdill:

Please refer to the Fourth Amended and Restated Note Purchase Agreement dated November 18, 2003 (as amended, the "Note Purchase Agreement") by and among Pilgrim's Pride Corporation (the "Company"), John Hancock Life Insurance Company, ING Capital LLC and the other Purchasers named therein (the "Purchasers"). All capitalized terms used herein without definition shall have the same meaning as set forth in the Note Purchase Agreement.

As discussed, the Company proposes to acquire Gold Kist, Inc. (the "Target") as contemplated in this letter (the "Acquisition Transaction"). The Company currently contemplates that the Acquisition Transaction may be effected by a merger or other consolidation of the Target with or into Company, a merger or other consolidation of one of Company's subsidiaries with or into Target or by means of a friendly or hostile tender offer pursuant to which Company directly or indirectly acquires a majority of the outstanding capital stock of the Target followed by a merger or consolidation. The consideration therefore may be cash or a combination of cash and stock.

The Company intends to finance the cash portion of the purchase price for the Target, in whole or in part, through the incurrence of borrowed money. Such financing may be consummated through an amendment to and the increase of the commitments or borrowings under existing credit facilities of the Company, the issuance or assumption of other senior or subordinated indebtedness or otherwise, which financing may be unsecured and/or secured by the assets of the Company (other than the Collateral) and the Target (the "Acquisition Financing").

In order to permit the Company to consummate the Acquisition Transaction, the Acquisition Financing and the transactions contemplated thereby, the Company is requesting the Purchasers to consent and agree to the matters described below. Subject to the terms and provisions of this letter, the Purchasers hereby:

1.
Consent to the consummation of the Acquisition Transaction and waive any Potential Event of Default or Event of Default under Sections 10.7, 10.10 and 10.12 of the Note Purchase Agreement that may result therefrom.

2.
Consent to the incurrence or assumption of Debt of Target (or its successor), including Debt evidenced by the Senior Notes, Subordinated Capital Certificates and term loans and agree that the Company shall not be required to provide any guaranty under Section 10.11 of the Note Purchase Agreement or otherwise so long as the Company has not caused the Company's 9 5/8% Senior Notes due 2011 and the Company's 9 1/4% Senior Subordinated Notes due 2013 to be guaranteed by the Target (or its successor).

3.
Consent to the Acquisition Financing, provided that in the event that the Hancock Purchasers determine to participate in such Acquisition Financing pursuant to the 2006 Amended and Restated Credit Agreement dated as of September 21, 2006 (the "Credit Agreement") by and between CoBank, ACB, the other parties named therein and the Company (the "Acquisition Financing Facility"), such participation shall be subject to the following additional terms:

(a)
The Hancock Purchasers will be entitled to participate in the Acquisition Financing Facility in the aggregate amount of $100 million (the "Hancock Participation"), which participation will be in the form of a Term Loan (as provided in the Credit Agreement), to be funded in full on the initial Term Loan Advance Date (as defined in the Credit Agreement). The Hancock Participation will consist of a refinancing of the debt outstanding under the Notes with the balance in the form of new advances. The entire Hancock Participation will be at a fixed rate of interest as provided in the Credit Agreement. The amortization of the Hancock Participation will be as set forth in the Credit Agreement.

(b)	The Company will pay to the Hancock Purchasers the following fees concurrent with the initial funding of the Term Loan by the Hancock Purchasers:

(i)
with respect to the 2003 Series A Notes that are subject to the Series A Floating Rate, 1% of the then current balance of such Notes; provided, however, if for any reason less than $100 million of the Term Loan with the Hancock Purchasers is not funded on or before March 31, 2007, then the fee described in this clause (i) shall be increased to 2% of the 2003 Series A Floating Rate Notes and such additional amount shall be due and payable on March 31, 2007; and

(ii)
with respect to the Fixed Rate Notes, a fee (if positive) equal to the Make-Whole Premium calculated as of such date, provided that for purposes of calculating such Premium the Reinvestment Yield will be determined based on the Term Loan fixed rates under the Acquisition Financing Facility (the "Acquisition Facility Fixed Rate"). Notwithstanding the foregoing, if the Acquisition Facility Fixed Rate is greater than or equal to 6.68%, the Make-Whole Premium on the Fixed Rate Notes will be waived.

4.
Concurrent with the execution of this consent, ING's revolving commitment provided in Section 2.4 of the Note Purchase Agreement will be terminated, any amounts outstanding and any accrued commitment fees under such revolving commitment will be immediately repaid in full and ING shall not have any further obligations to make advances thereunder.

5.	Concurrent with the initial funding of the Term Loan by the Hancock Purchasers, the Note Purchase Agreement will be terminated.

6.
To the extent any Acquisition Financing is issued by an Unrestricted Subsidiary (as defined in the indentures related to the Company's 9 5/8% Senior Unsecured Notes due 2011 and Company's 9 1/4% Senior Subordinated Notes due 2013), then notwithstanding anything contained in the Note Purchase Agreement to the contrary, no default with respect to any such Acquisition Financing (including any rights that the holders thereof may have to take enforcement action against the Subsidiary obligated in respect of such Acquisition Financing) would constitute a Potential Event of Default or Event of Default under the Note Purchase Agreement.

7.
Current Liabilities and Funded Debt shall not include any indebtedness so long as the trustee or agent in respect of such indebtedness holds cash and cash equivalents sufficient to repay the principal balance of such indebtedness.

In addition, the Company may following the consummation of the Acquisition Transaction provide to the Purchasers such updates of the Exhibits and Schedules to the Note Purchase Agreement and such amendments to the representations, warranties, covenants (including dollar limitations and thresholds) and increases in dollar cross-default thresholds reasonably acceptable to the Purchasers, in each case to take into account the effect of the Acquisition Transaction. A default or event of default with respect to any representation, warranty or covenant in the Note Purchase Agreement will not arise with respect to any matter pertaining to the Target existing on the date of the consummation of the Acquisition Transaction if such matter was not a default or event of default with respect to any representation, warranty or covenant of Target under Target's credit facility pursuant to the Target's credit agreement dated December 16, 2005 and any amendments thereto.

This consent shall be null and void if the Company has not acquired directly or indirectly by March 31, 2007 an aggregate number of shares of capital stock of the Target of at least 50% plus one share of the total outstanding capital stock of the Target.

The Company represents and warrants that no Event of Default or Potential Event of Default exists as of the date hereof.

The Company shall pay on the date hereof all reasonable expenses incurred by the Purchasers in connection with the execution and delivery of this consent and the Credit Agreement, including fees and expenses of Special Counsel.

This consent may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This consent shall be effective upon its execution by the Company and the Required Holders.

[signature pages to follow]

September 22, 2006
Page

Please indicate your agreement by executing a copy of this letter so indicated below and return same to the undersigned.

* * *

Very yours truly,

PILGRIM'S PRIDE CORPORATION

By: /s/ Richard A. Cogdill
Richard A. Cogdill
Chief Financial Officer

Accepted and Agreed to by:

JOHN HANCOCK LIFE INSURANCE COMPANY

By: /s/ Kenneth L. Warlick
Name: Kenneth L. Warlick
Title: Managing Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By: /s/ Kenneth L. Warlick
Name: Kenneth L. Warlick
Title: Authorized Signatory

MANULIFE INSURANCE COMPANY

By: /s/ Kenneth L. Warlick
Name: Kenneth L. Warlick
Title: Authorized Signatory

ING CAPITAL LLC

By: /s/ William Redmond
Name: William B. Redmond
Title: Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY,
not individually but in its capacity as Collateral Agent

By: /s/ Kenneth L. Warlick
Name: Kenneth L. Warlick
Title: Authorized Signatory